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                                                                    EXHIBIT 99.1


                    WRC MEDIA, INC.
[WRC MEDIA LOGO]    512 Seventh Avenue
                    21st Floor
                    New York, NY  10016



CONTACT:  Michele Norris
          WRC Media Inc.
          908-654-3891

FOR IMMEDIATE RELEASE

               WRC MEDIA INC., THE LEADING SUPPLEMENTARY EDUCATION
                   PUBLISHER, REPORTS THIRD QUARTER EARNINGS


November 10, 2000 - WRC Media Inc. announced results for the third quarter ended September 30, 2000.

Total revenue for the third quarter of 2000 increased $0.1 million, or 0.2%, to $56.4 million from $56.3 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $2.1 million, or 13.4%, to $18.0 million for the third quarter of 2000 from $15.8 million for the same period in 1999 due to higher sales of both curriculum products and new and revised testing assessment material. At Weekly Reader Corporation, sales increased $1.0 million, or 8.0%, to $13.6 million for the third quarter of 2000 from $12.6 million for the same period in 1999 primarily due to higher skills book sales. At World Almanac Education Group, Inc., third quarter of 2000 sales increased by $0.6 million, or 4.9%, to $11.9 million from $11.4 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. These increases were partially offset by a decrease in sales at CompassLearning, Inc. Sales decreased $3.6 million, or 21.7%, to $12.9 million for the third quarter of 2000 from $16.5 million for the same period in 1999 as a result of softness in software revenue combined with the anticipated erosion of revenue streams related to the support of older software. Software revenue decreased $1.5 million, or 17.2%, to $6.9 million for the three months ended September 30, 2000, from $8.4 million for the same period in 1999 primarily as a result of lower sales volume that resulted from increased price competition.

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WRC Media Inc.'s EBITDA increased by $2.0 million, or 13.8%, to $16.1 million for the third quarter of 2000 from $14.1 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). This increase is related to strong revenue growth in the third quarter at American Guidance Service, Inc., Weekly Reader Corporation and World Almanac Education Group, Inc. coupled with effective cost management at CompassLearning.

For the three months ended September 30, 2000, net loss increased by $12.0 million, or 128.6%, to $21.2 million from $9.3 million for the same period in 1999 primarily as a result of the $22.4 million increase in amortization expenses for intangible assets and $4.5 million increase in interest expense, resulting from the recapitalization of the businesses on November 17, 1999, partially offset by $11.1 million decrease in research and development at CompassLearning and a decrease in provision for income taxes of $2.5 million. Net loss as a percentage of net sales increased to negative 37.7% for the three months ended September 30, 2000 from negative 16.5% for the same period in 1999.

Net sales for the nine months ended September 30, 2000 increased $3.2 million, or 2.1%, to $153.7 million from $150.5 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $4.1 million, or 10.4%, to $43.6 million for the nine months ended September 30, 2000 from $39.5 million for the same period in 1999 due to strong growth of both curriculum products and new and revised testing assessment material. At World Almanac Education Group, Inc., sales increased by $2.6 million, or 7.5%, to $36.8 million for the nine months ended September 30, 2000 from $34.2 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. Weekly Reader Corporation sales for the nine months ended September 30, 2000 increased by $0.2 million, or 0.6%, to $28.1 million from $28.0 million for the same period in 1999 due to higher skills book sales that was partially offset by lower periodical sales related to lower periodical circulation in the 1999-2000 school year, coupled with some softness in licensing revenue and the discontinuation of Summer Weekly Reader. These increases were partially offset by a decrease in sales at CompassLearning, Inc. of $3.7 million, or 7.5%, to $45.2

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million for the nine months ended September 30, 2000 from $48.9 million for the same period in 1999 primarily due to the factors described above.

WRC Media Inc.'s EBITDA increased by $3.4 million, or 11.2%, to $33.6 million for the nine months ended September 30, 2000 from $30.2 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). This increase is related to strong revenue growth for the nine months ended September 30, 2000 at American Guidance Service, Inc. and World Almanac Education Group, Inc. coupled with effective cost management at CompassLearning and Weekly Reader Corporation.

For the nine months ended September 30, 2000, net loss increased by $40.5 million, or 346.3%, to $52.1 million from $11.7 million for the same period in 1999 primarily as a result of the $43.0 million increase in depreciation and amortization expenses for intangible assets and $12.2 million increase in interest expense, resulting from the recapitalization of the businesses on November 17, 1999, partially offset by $10.6 million lower research and development expense at CompassLearning and a decrease in provision for income taxes of $1.7 million. Net loss as a percentage of net sales increased to negative 33.9% for the nine months ended September 30, 2000 from negative 7.8% for the same period in 1999.

As of September 30, 2000, WRC Media Inc.'s cash balance was $8.2 million and the net book value of our consolidated debt was $282.4 million. During the nine months ended September 30, 2000, WRC Media Inc. made scheduled principal payments of $1.9 million on its senior credit facilities and borrowed $7.5 million under its revolving credit facility. Capital expenditures for the nine months ended September 30, 2000 were $5.7 million.


WRC Media Inc. (www.wrcmedia.com), a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, technology software, testing materials, reference products and teacher materials, and appropriate products for the home and library market. According to Educational Marketer, WRC Media was the nation's largest supplementary materials publisher for 1999. WRC Media Inc. has four principal operating subsidiaries.

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CompassLEARNING, Inc. is a leading provider of electronically delivered instruction and assessment with over 7,000 hours of instruction and an installed base of over 20,000 schools.

Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, Inc. publishes the World Almanac and World Almanac for Kids, Facts On File news periodicals and Internet services, Gareth Stevens books and the Funk & Wagnalls encyclopedia. The company distributes high quality books to schools and libraries through its Library Services division.

American Guidance Service, Inc. is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language instruments, and publishes a variety of high-interest, low-reading-level textbooks for middle and high school students.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

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                                 WRC Media Inc.
                           For the three months ended
                             ($ amounts in millions)

                                                          Actual             Increase/(Decrease)
                                                   --------------------      -------------------
                                                   9/30/99      9/30/00         $            %
                                                   -------      -------      ------       ------
Revenue
       Weekly Reader                                $12.6       $ 13.6       $  1.0          8.0%
       American Guidance Service                     15.8         18.0          2.1         13.4%
       World Almanac Education                       11.4         11.9          0.6          4.9%
       Compass Learning                              16.5         12.9         (3.6)       (21.7%)
                                                    -----       ------       ------       ------
Total Revenue                                       $56.3       $ 56.4       $  0.1          0.2%

Costs and Expenses                                   59.0         69.2         10.2         17.2%

Operating Income/(Loss)                             $(2.7)      $(12.8)      $(10.0)      (367.2%)

Interest Expense                                      4.6          9.1          4.5         97.8%
Other, Net (Income)/Expense                           0.0         (0.1)        (0.1)      (350.0%)
Income Taxes                                          1.9         (0.6)        (2.5)      (128.8%)
                                                    -----       ------       ------       ------

Net Loss                                            $(9.3)      $(21.2)      $(12.0)      (128.6%)

EBITDA
       Net Loss                                     $(9.3)      $(21.2)      $(12.0)      (128.6%)
       Depreciation and Amortization                 15.3         28.8         13.5         88.5%
       Income Taxes                                   1.9         (0.6)        (2.5)      (128.8%)
       Interest Expense                               4.6          9.1          4.5         97.8%
       Non-cash, non-recurring charges                1.8          0.0         (1.7)       (99.7%)
       Non-cash revenues included in Net Loss        (0.1)           -          0.1        100.0%
                                                    -----       ------       ------       ------
EBITDA                                              $14.1       $ 16.1       $  2.0         13.8%


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                                 WRC Media Inc.
                            For the nine months ended
                             ($ amounts in millions)

                                                            Actual                Increase/(Decrease)
                                                    ---------------------        --------------------
                                                    9/30/99       9/30/00          $             %
                                                    -------       -------        ------        ------
 Revenue
        Weekly Reader                                $ 28.0        $ 28.1        $  0.2           0.6%
        American Guidance Service                      39.5          43.6           4.1          10.4%
        World Almanac Education                        34.2          36.8           2.6           7.5%
        Compass Learning                               48.9          45.2          (3.7)         (7.5%)
                                                     ------        ------        ------        ------
 Total Revenue                                       $150.5        $153.7        $  3.2           2.1%

 Costs and Expenses                                   146.0         179.4          33.4          22.9%

 Operating Income/(Loss)                             $  4.5        $(25.8)       $(30.2)       (675.8%)

 Interest Expense                                      14.1          26.4          12.3          87.4%
 Other, Net (Income)/Expense                            0.2          (0.2)         (0.3)       (219.4%)
 Income Taxes                                           1.9           0.2          (1.7)        (89.7%)
                                                     ------        ------        ------        ------

 Net Loss                                            $(11.7)       $(52.1)       $(40.5)       (346.3%)

 EBITDA
        Net Loss                                     $(11.7)       $(52.1)       $(40.5)       (346.3%)
        Depreciation and Amortization                  24.9          58.7          33.9         136.3%
        Income Taxes                                    1.9           0.2          (1.7)        (89.7%)
        Interest Expense                               14.1          26.4          12.3          87.4%
        Non-cash, non-recurring charges                 1.4           0.4          (0.9)        (68.3%)
        Non-cash revenues included in Net Loss         (0.3)            -           0.3         100.0%
                                                     ------        ------        ------        ------
 EBITDA                                              $ 30.2        $ 33.6        $  3.4          11.2%